Exhibit 22.1
Issuer and Guarantors of Guaranteed Securities

As of June 30, 2026, the following entities were issuers or guarantors, as set forth below, for the 3.875% Senior Notes due 2027, the 5.700% Senior Notes due 2028, the 3.900% Senior Notes due 2029, the 4.000% Senior Notes due 2029, the 2.200% Senior Notes due 2030, the 2.550% Senior Notes due 2031, the 2.400% Senior Notes due 2031, the 2.350% Senior Notes due 2032, the 4.900% Senior Notes due 2032, the 4.950% Senior Notes due 2033, the 5.400% Senior Notes due 2034, the 5.350% Senior Notes due 2035, and the 5.400% Senior Notes due 2035 (collectively, the “Notes”). The guarantors have fully and unconditionally guaranteed the Notes on a joint and several basis.

Name of Issuer or Guarantor	Reported as Issuer or Guarantor	State of Incorporation or Organization
Extra Space Storage LP	Issuer	Delaware
Extra Space Storage Inc.	Parent Guarantor	Maryland
ESS Holdings Business Trust I	Subsidiary Guarantor	Massachusetts
ESS Holdings Business Trust II	Subsidiary Guarantor	Massachusetts